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                                                                    EXHIBIT 23.1

                 Consent to Ernst & Young, Independent Auditors

We consent to the incorporation by reference in (Form S-8 No. 333-08623, No. 333-36093, No. 333-56933 and No. 333-87897) pertaining to the Incentive Stock Option, Nonqualified Stock Option, and Restricted Stock Purchase Plan - 1991; 1995 Stock Option Plan for Directors; Employee Stock Purchase Plan and the 1999 Nonqualified Stock Incentive plan of our report dated January 21, 2000, except for Note 12, as to which the date is February 15, 2000, with respect to the financial statements of SONUS Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1999.


                                                           /s/ ERNST & YOUNG LLP



Seattle, Washington
February 29, 2000